     Supplement to Prospectus dated October 2, 2007
 Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-145820
October 5, 2007

October 5, 2007

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RE: Options Approaching Expiration -
       East Penn Financial Stock Options

     As a reminder, you presently hold the following East Penn Financial (East Penn) Stock Options which are scheduled to expire on November 10, 2007.

Grant Date	Exercise Price	Number of Options

     The impending merger of Harleysville National Corporation and East Penn Financial requires that you exercise your options if you wish to receive merger consideration for East Penn Financial shares in the merger. Please read the Proxy/Prospectus enclosed with this letter for more information. Because your options expire before the merger will become effective, you will not be entitled to receive anything from Harleysville National Corporation as a result of the merger unless you exercise your options before they expire.

     If you have questions regarding your East Penn stock options, please contact Liz Chemnitz, directly at (215) 513-2305.

Sincerely,
/s/ Paul D. Geraghty
Paul D. Geraghty
President and Chief Executive Officer

EC
Enclosures
Harleysville National Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Harleysville has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Harleysville will arrange to send you the prospectus if you request it by calling toll-free 1-800-423-3955, Extension 62305. You may also request these documents by e-mail addressed to Harleysville at lchemnitz@hncbank. These documents are also available by accessing Harleysville’s website at http://www.hncbank.com and clicking “Investor Information,” then clicking “Documents,” and clicking the most recent Registration Statement under “Other Filings.”